Exhibit 5.1

May 10, 2017

Bank of Commerce Holdings

1901 Churn Creek Road

Redding, CA 96002

Ladies and Gentlemen:

We have acted as special California counsel to Bank of Commerce Holdings, a California corporation (the “Company”), in connection with the final prospectus supplement dated May 4, 2017 (the “Prospectus Supplement”), to the prospectus (the “Prospectus”) included in the Registration Statement on Form S-3, Registration No. 333-216926 (the “Registration Statement”), filed by the Company on March 24, 2017 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the sale by the Company to the Underwriters (as defined below) of: (a) 2,380,953 shares (the “Firm Shares”) of the Company’s common stock, no par value per share (“Common Stock”), and (b) pursuant to an option granted to the Underwriters, an additional 357,143 shares of Common Stock (the “Option Shares” and, together with the Firm Shares, the “Shares”), each pursuant to the Underwriting Agreement dated May 4, 2017 (the “Underwriting Agreement”), between the Company and Raymond James & Associates, Inc., as representative of the several underwriters listed on Schedule I thereto (collectively, the “Underwriters”).

We have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinions set forth herein. In such examination, we have assumed without verification (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to originals of all documents submitted to us as copies, (c) the legal capacity of all natural persons and (d) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates examined by us.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

The opinions set forth herein are limited to the laws of the State of California. We express no opinion as to the effect of laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K and the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of this firm’s name therein and in the Prospectus and the Prospectus Supplement under the caption “Legal Matters”. In giving such consent, we do not admit we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Boutin Jones Inc.

Boutin Jones Inc.